Exhibit 10.133

AMENDMENT NO. 4 TO CREDIT AGREEMENT
AMENDMENT NO. 4, dated as of October 7, 2013 (this “Amendment No. 4”), to the Credit Agreement (as defined below) among Brocade Communications Systems, Inc., a Delaware Corporation, as Borrower (the “Borrower”), the Lenders party hereto and Bank of America, N.A., as Administrative Agent, Swing Line Lender and L/C Issuer.
RECITALS
WHEREAS, the Borrower, the Lenders party thereto from time to time and Bank of America, N.A., as Administrative Agent (the “Administrative Agent”), are party to that certain Credit Agreement, dated as of October 7, 2008 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”);
WHEREAS, pursuant to Section 10.01 of the Credit Agreement, the Borrower desires to amend certain provisions of the Credit Agreement as specified and on the terms set forth herein;
NOW, THEREFORE, in consideration of the premises contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound hereby, agree as follows:
ARTICLE I
Amendment

SECTION 1.01.    Defined Terms. Capitalized terms used herein (including in the recitals hereto) and not otherwise defined herein shall have the meanings assigned to such terms in the Credit Agreement. The rules of construction specified in Section 1.02 of the Credit Agreement also apply to this Amendment No. 4.

SECTION 1.02.    Amendment of Credit Agreement. Effective as of the Amendment No. 4 Effective Date, the Credit Agreement is hereby amended as follows:

(1)    The following definitions are hereby added in appropriate alphabetical order to Section 1.01 of the Credit Agreement:

“Amendment No. 4” means Amendment No. 4 to this Agreement dated as of October 7, 2013, among the Borrower, the Lenders party thereto, and the Administrative Agent.
“Amendment No. 4 Effective Date” means October 7, 2013
“Amendment No. 4 Fee Letter” means the Fee Letter, dated October 7, 2013, between the Borrower and Bank of America, N.A.
“Increase Joinder” means the Joinder Agreement, dated as of [October 6,] 2013, among the Borrower, the Increase Lender party thereto (the “Increase Lender”) and the Administrative Agent.
“Original Revolving Credit Facility Maturity Date” means October 7, 2013.
“Non-Consenting Lenders” means each Lender that is not party to Amendment No. 4.
(2)    The definition of “Applicable Fee Rate” set forth in Section 1.01 of the Credit Agreement is hereby amended and restated in its entirety as follows:

““Applicable Fee Rate” means (a) on October 7, 2013, the applicable percentage per annum set forth below determined by reference to the Consolidated Senior Secured Leverage Ratio as set forth in the most recent Compliance Certificate received by the Administrative Agent pursuant to Section 6.02(b):

Applicable Fee Rate
Pricing Level	Consolidated Senior Secured Leverage Ratio	Applicable Fee Rate
1	> 1:50 to 1:00	0.500%
2	≤ 1:50 to 1:00 but > 1:00 to 1:00	0.375%
3	≤ 1:00 to 1:00	0.250%

and (b) thereafter, the applicable percentage per annum set forth below determined by reference to the Consolidated Leverage Ratio as set forth in the most recent Compliance Certificate received by the Administrative Agent pursuant to Section 6.02(b):

Applicable Fee Rate
Pricing Level	Consolidated Leverage Ratio	Applicable Fee Rate
1	> 1:50 to 1:00	0.300%
2	≤ 1:50 to 1:00 but > 1:00 to 1:00	0.200%
3	≤ 1:00 to 1:00	0.175%

Any increase or decrease in the Applicable Fee Rate resulting from a change in the Consolidated Senior Secured Leverage Ratio or Consolidated Leverage Ratio, as applicable, shall become effective as of the first Business Day immediately following the date a Compliance Certificate is delivered pursuant to Section 6.02(b); provided, however, that if a Compliance Certificate is not delivered when due in accordance with such Section, then Pricing Level 1 shall apply in respect of the Applicable Fee Rate as of the first Business Day after the date on which such Compliance Certificate was required to have been delivered until the Business Day after the date on which it is actually delivered (and thereafter the Pricing Level otherwise determined in accordance with this definition shall apply).

In the event that any Compliance Certificate delivered pursuant to Section 6.02(b) is shown to be inaccurate (regardless of whether this Agreement or the Commitments are in effect when such inaccuracy is discovered), and such inaccuracy, if corrected, would have led to a higher Applicable Fee Rate for any period (an “Applicable Period”) than the Applicable Fee Rate applied for such Applicable Period, then (i) the Borrower shall immediately deliver to the Administrative Agent a correct Compliance Certificate for such Applicable Period, (ii) the Applicable Fee Rate shall be determined by reference to the corrected Compliance Certificate (but in no event shall the Lenders owe any amounts to the Borrower), and (iii) the Borrower shall immediately pay to the Administrative Agent the additional amounts owing as a result of such increased Applicable Fee Rate for such Applicable Period, which payment shall be promptly applied by the Administrative Agent in accordance with the terms hereof. This paragraph shall not limit the rights of the Administrative Agent and the Lenders hereunder.
(3)    The definition of “Applicable Rate” set forth in Section 1.01 of the Credit Agreement is hereby amended and restated in its entirety as follows:

““Applicable Rate” means (a) in respect of the Revolving Credit Loans, (i) on October 7, 2013, the applicable percentage per annum set forth below determined by reference to the Consolidated Senior Secured Leverage Ratio as set forth in the most recent Compliance Certificate received by the Administrative Agent pursuant to Section 6.02(b):

Applicable Rate for Revolving Credit Loans
Pricing Level	Consolidated Senior Secured Leverage Ratio	Eurodollar Rate Loans	Base Rate Loans
1	>1:50 to 1:00	400 bps	300 bps
2	≤ 1:50 to 1:00 but >1:00 to 1:00	375 bps	275 bps
3	≤ 1:00 to 1:00	350 bps	250 bps

and (ii) thereafter, the applicable percentage per annum set forth below determined by reference to the Consolidated Leverage Ratio as set forth in the most recent Compliance Certificate received by the Administrative Agent pursuant to Section 6.02(b):

Applicable Rate for Revolving Credit Loans
Pricing Level	Consolidated Leverage Ratio	Eurodollar Rate Loans	Base Rate Loans
1	>1:50 to 1:00	200 bps	100 bps
2	≤ 1:50 to 1:00 but >1:00 to 1:00	175 bps	75 bps
3	≤ 1:00 to 1:00	150 bps	50 bps

and (b) in respect of the Term Loans, the applicable percentage per annum set forth below determined by reference to the Consolidated Senior Secured Leverage Ratio as set forth in the most recent Compliance Certificate received by the Administrative Agent pursuant to Section 6.02(b):

Applicable Rate for Term Loans
Pricing Level	Consolidated Senior Secured Leverage Ratio	Eurodollar Rate Loans	Base Rate Loans
1	>1:50 to 1:00	237.5 bps	137.5 bps
2	≤ 1:50 to 1:00 but >1:00 to 1:00	225 bps	125 bps
3	≤ 1:00 to 1:00	200 bps	100 bps

Any increase or decrease in the Applicable Rate for Revolving Credit Loans or Term Loans resulting from a change in the Consolidated Senior Secured Leverage Ratio or Consolidated Leverage Ratio, as applicable, shall become effective as of the first Business Day immediately following the date a Compliance Certificate is delivered pursuant to Section 6.02(b); provided, however, that if a Compliance Certificate is not delivered when due in accordance with such Section, then Pricing Level 1 shall apply in respect of the Revolving Credit Facility and Term Loan Facility as of the first Business Day after the date on which such Compliance Certificate was required to have been delivered until the Business Day after the date on which such Compliance Certificate is actually delivered (and thereafter the Pricing Level otherwise determined in accordance with this definition shall apply). Notwithstanding anything to the contrary contained in this definition, the determination of the Applicable Rate for any period shall be subject to the provisions of Section 2.10(b).
In the event that any Compliance Certificate delivered pursuant to Section 6.02(b) is shown to be inaccurate (regardless of whether this Agreement or the Commitments are in effect when such inaccuracy is discovered), and such inaccuracy, if corrected, would have led to a higher Applicable Rate for any period (an “Applicable Period”) than the Applicable Rate applied for such Applicable Period, then (i) the Borrower shall immediately deliver to the Administrative Agent a correct Compliance Certificate for such Applicable Period, (ii) the Applicable Rate shall be determined by reference to the corrected Compliance Certificate (but in no event shall the Lenders owe any amounts to the Borrower), and (iii) the Borrower shall immediately pay to the Administrative Agent the additional interest owing as a result of such increased Applicable Rate for such Applicable Period, which payment shall be promptly applied by the Administrative Agent in accordance with the terms hereof. This paragraph shall not limit the rights of the Administrative Agent and the Lenders hereunder.”
(4)    Clauses (c) and (g) of the definition of “Cash Equivalents” set forth in Section 1.01 of the Credit Agreement are hereby amended and restated in their entirety as follows:

“(c) commercial paper issued by any Person organized under the laws of any state of the United States of America and rated at least “Prime-2” (or the then equivalent grade) by Moody’s or at least “A-2” (or the then equivalent grade) by S&P, in each case with maturities of not more than one year from the date of acquisition thereof;
(g) money market funds substantially all of the assets of which comprise Investments of the types described in clauses (a) through (e) of this definition; and”
(5)    The definition of “Maturity Date” set forth in Section 1.01 of the Credit Agreement is hereby amended and restated in its entirety as follows:

““Maturity Date” means with respect to the Revolving Credit Facility, April 7, 2014; provided, however, that the Commitments of all Non-Consenting Lenders shall terminate on the Original Revolving Credit Facility Maturity Date.”
(6)    Section 2.07(b) of the Credit Agreement is hereby amended by replacing it in its entirety with the following:

“(b) Revolving Credit Loans. The Borrower shall repay to the Revolving Credit Lenders on each of the Original Revolving Credit Maturity Date and the Maturity Date for the Revolving Credit Facility the aggregate principal amount of all Revolving Credit Loans outstanding on such date.
(7)    Section 2.08(c) of the Credit Agreement is hereby amended by replacing it in its entirety with the following:

“(c)    Interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto, on the Original Revolving Credit Maturity Date and at such other times as may be specified herein. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.”
(8)    Sections 2.09(a) of the Credit Agreement is hereby amended by replacing it in its entirety with the following:

“(a) Commitment Fee. The Borrower shall pay to the Administrative Agent for the account of each Revolving Credit Lender in accordance with its Applicable Revolving Credit Percentage, a commitment fee (the “Commitment Fee”) equal to the Applicable Fee Rate times the actual daily amount by which the Revolving Credit Facility exceeds the sum of (i) the Outstanding Amount of Revolving Credit Loans and (ii) the Outstanding Amount of L/C Obligations. The Commitment Fee shall accrue at all times during the Availability Period, including at any time during which one or more of the conditions in Article IV is not met, and shall be due and payable quarterly in arrears on the last Business Day of each January, April, July and October, commencing with the first such date to occur after the Acquisition Closing Date, on the Original Revolving Credit Maturity Date and on the last day of the Availability Period. The Commitment Fee shall be calculated in arrears, and if there is any change in the Applicable Fee Rate during any quarter (or other period in respect of which the Commitment Fee is being calculated), the actual daily amount shall be computed and multiplied by the Applicable Fee Rate separately for each period during such quarter (or other period) that such Applicable Fee Rate was in effect. Notwithstanding anything to the contrary herein, the Increase Lender hereby waives any Commitment Fees accrued with respect to the Additional Commitment (as defined in the Increase Joinder) for any periods on or prior to the Amendment No. 4 Effective Date.”
(9)    Sections 2.09(b)(i) of the Credit Agreement is hereby amended by replacing it in its entirety with the following:

“(i) The Borrower shall pay to the Administrative Agent for its own account fees in the amounts and at the times specified in the Amendment No. 4 Fee Letter and as otherwise agreed in writing. Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever. ”
(10)    Section 2.14(a) of the Credit Agreement is hereby amended by replacing it in its entirety with the following:

“(a) Request for Increase. Upon notice to the Administrative Agent (which shall promptly notify the Revolving Credit Lenders), the Borrower may from time to time (on no more than three occasions) after the Acquisition Closing Date and prior to the Maturity Date for the Revolving Credit Facility applicable to such Lender, request an increase in the Revolving Credit Facility (“Incremental Revolving Commitment Increase”) by an aggregate amount (for all such requests) not exceeding $200,000,000. Such notice shall specify: (i) the time period within which each Revolving Credit Lender is requested to respond (which shall in no event be less than ten Business Days from the date of delivery of such notice to the Revolving Credit Lenders), (ii) the date on which the Borrower proposes that the increased or new Commitments shall be effective, which shall be a date not less than 10 Business Days after the date on which such notice is delivered to the Administrative Agent (or sooner, if agreed by the Administrative Agent) and (iii) the identity of each Eligible Assignee to whom the Borrower proposes any portion of such increased or new Commitments be allocated and the amounts of such allocations; provided that any existing Lender approached to provide all or a portion of the increased or new Commitments may elect or decline, in its sole discretion, to provide such increased or new Commitment.”
(11)    Section 6.02(a) of the Credit Agreement is hereby amended by replacing it in its entirety with the following:

“[Reserved]”
(12)    New Section 6.17 of the Credit Agreement is hereby added immediately following Section 6.16 as follows:

“6.17.    Mortgage Amendments. Not later than the Maturity Date (or such later date as the Administrative Agent may agree in its sole discretion), Borrower shall deliver or cause to be deliver such amendments to the Mortgages that are in effect as of the Amendment No. 4 Effective Date, together with updates to such other documentation contemplated by Section 4.01(II)(a)(ix) as the Administrative Agent may reasonably request.
(13)    Section 7.01(v) of the Credit Agreement is hereby amended by replacing “50,000,000” with “100,000,000”.

(14)    Section 7.03(g)(iii) of the Credit Agreement is hereby amended by replacing it in its entirety with the following:
“(iii) the total cash and noncash consideration (including the fair market value of (i) Equity Interests issued or transferred to the sellers thereof (excluding rollover equity), (ii) all indemnities, earnouts and other contingent payment obligations to, and the aggregate amounts paid or to be paid under noncompete, consulting and other affiliated agreements with, the sellers thereof, (iii) all write-downs of property and reserves for liabilities with respect thereto and (iv) all assumptions of debt, liabilities and other obligations in connection therewith) paid by or on behalf of the Borrower and its Subsidiaries for any such purchase or other acquisition, when aggregated with the total cash and noncash consideration paid by or on behalf of the Borrower and its Subsidiaries for all other purchases and other acquisitions made by the Borrower and its Subsidiaries of Equity Interests) made pursuant to this Section 7.03(g) shall not exceed $500,000,000 in the aggregate from the Amendment No. 4 Effective Date and thereafter;”
(15)    Section 7.03(o) of the Credit Agreement is hereby amended by replacing it in its entirety with the following:

“(o) other Investments not exceeding $250,000,000 in the aggregate;”

(16)    Section 7.05(h) of the Credit Agreement is hereby amended by replacing it in its entirety with the following:

“(h) Dispositions by the Borrower and its Subsidiaries not otherwise permitted under this Section 7.05; provided that (i) at the time of such Disposition, no Default shall exist or would result from such Disposition, (ii) the aggregate fair market value of all property Disposed of in reliance on this clause (h) from the Amendment No. 4 Effective Date and thereafter shall not exceed $200,000,000 and (iii) not more than $50,000,000 of the purchase price for all property Disposed of from the Amendment No. 4 Effective Date and thereafter pursuant to this Section 7.05(h) (excluding any consideration arising from the assumption of liabilities other than Indebtedness) shall be paid to the Borrower or such Subsidiary in any form other than cash and Cash Equivalents;”
(17)    Sections 7.10(b) and (c) of the Credit Agreement are hereby amended by replacing them in their entirety with the following:

“(b)    Consolidated Leverage Ratio. Permit the Consolidated Leverage Ratio at any time during any period set forth below to be greater than the ratio set forth below opposite such period:

Four Fiscal Quarters Ending During any Period Below	Maximum Consolidated Leverage Ratio
October 8, 2013 and thereafter	3.00:1.00

“(c)     [Reserved]”
(18)    Section 7.11 of the Credit Agreement is hereby amended by replacing it in its entirety with the following:

“[Reserved]”
ARTICLE II

Conditions to Effectiveness

SECTION 2.01.    This Amendment No. 4 shall become effective on the date (the “Amendment No. 4 Effective Date”) on which:
(a)The Administrative Agent (or its counsel) shall have received from (i) the Borrower and the Administrative Agent and (ii) the Required Lenders either (x) counterparts of this Amendment No. 4 signed on behalf of such parties or (y) written evidence reasonably satisfactory to the Administrative Agent (which may include facsimile or other electronic transmissions of signed signature pages) that such parties have signed counterparts of this Amendment No. 4.

(b)All reasonable fees and disbursements of counsel to the Administrative Agent in connection with this Amendment No. 4 and the transactions contemplated hereby shall have been paid, to the extent invoiced at least one Business Day prior to the Amendment No. 4 Effective Date.

(c)Each Loan Party set forth on Schedule I hereto shall have entered into a reaffirmation agreement, in form and substance reasonably satisfactory to the Administrative Agent.

(d)The Administrative Agent shall have received a certificate of the Borrower, dated the Amendment No. 4 Effective Date and signed by its Secretary or Assistant Secretary, which shall certify the resolutions of its Board of Directors authorizing the execution, delivery and performance of the Amendment, in form and substance reasonably satisfactory to the Administrative Agent.

(e)The Administrative Agent shall have received, with respect to each Mortgaged Property, a completed “Life-of-Loan” Federal Emergency Management Agency standard flood hazard determination.

(f)The Administrative Agent (or its counsel) shall have received Uniform Commercial Code lien searches at the Secretary of State’s (or equivalent) office in the state of organization of each Loan Party formed under the laws of the United States.
ARTICLE III

Miscellaneous

SECTION 3.01    Representations and Warranties.

(a)    To induce the other parties hereto to enter into this Amendment No. 4, the Borrower represents and warrants to each of the Lenders and the Administrative Agent that, as of the Amendment No. 4 Effective Date and after giving effect to the transactions and amendments to occur on the Amendment No. 4 Effective Date, this Amendment No. 4 has been duly authorized, executed and delivered by the Borrower and constitutes, and the Credit Agreement, as amended hereby on the Amendment No. 4 Effective Date, will constitute, legal, valid and binding obligations of the Loan Parties, enforceable against each of the Loan Parties in accordance with their terms, except as such enforceability may be limited by Debtor Relief Laws and by general principles of equity and good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

SECTION 3.02.    Effect of Amendment.

(a)    Except as expressly set forth herein, this Amendment No. 4 shall not by implication or otherwise limit, impair, constitute a waiver of, or otherwise affect the rights and remedies of, the Lenders or the Administrative Agent under the Credit Agreement or any other Loan Document, and shall not alter, modify, amend or in any way affect any of the terms, conditions, obligations, covenants or agreements contained in the Credit Agreement or any other Loan Document, all of which are ratified and affirmed in all respects and shall continue in full force and effect. Nothing herein shall be deemed to establish a precedent for purposes of interpreting the provisions of the Credit Agreement or entitle any Loan Party to a consent to, or a waiver, amendment, modification or other change of, any of the terms, conditions, obligations, covenants or agreements contained in the Credit Agreement or any other Loan Document in similar or different circumstances. This Amendment No. 4 shall apply to and be effective only with respect to the provisions of the Credit Agreement and the other Loan Documents specifically referred to herein. Each and every term, condition, obligation, covenant and agreement contained in the Credit Agreement or any other Loan Document is hereby ratified and re-affirmed in all respects and shall continue in full force and effect. The Borrower reaffirms its obligations under the Loan Documents to which it is a party and the validity of the Liens granted by it pursuant to the Collateral Documents.

(b)    On and after the Amendment No. 4 Effective Date, each reference in the Credit Agreement to “this Agreement,” “hereunder,” “hereof,” “herein” or words of like import, and each reference to the Credit Agreement, “thereunder,” “thereof,” “therein” or words of like import in any other Loan Document, shall be deemed a reference to the Credit Agreement, as amended hereby. This Amendment No. 4 shall constitute a “Loan Document” for all purposes of the Credit Agreement and the other Loan Documents.

SECTION 3.03.    Governing Law. This Amendment No. 4 shall be governed by and construed in accordance with the laws of the State of New York. The provisions of Sections 10.14 and 10.15 of the Credit Agreement shall apply to this Amendment No. 4 to the same extent as if fully set forth herein.

SECTION 3.04.    Costs and Expenses. To the extent contemplated by Section 10.04 of the Credit Agreement, the Borrower agrees to reimburse the Administrative Agent for its reasonable out of pocket expenses in connection with this Amendment No. 4 and the transactions contemplated hereby, including the reasonable fees, charges and disbursements of Cahill Gordon & Reindel llp, counsel for the Administrative Agent.

SECTION 3.05.    Counterparts. This Amendment No. 4 may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument. Delivery of any executed counterpart of a signature page of this Amendment No. 4 by facsimile transmission or other electronic imaging means shall be effective as delivery of a manually executed counterpart hereof.

SECTION 3.06    Headings. The headings of this Amendment No. 4 are for purposes of reference only and shall not limit or otherwise affect the meaning hereof.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment No. 4 to be duly executed and delivered by their officers as of the date first above written.

BROCADE COMMUNICATIONS SYSTEMS, INC.
By: /s/Daniel W. Fairfax
Name: Daniel W. Fairfax
Title: Chief Financial Officer

BANK OF AMERICA, N.A., individually and as Administrative Agent,
By: /s/Robert Rittelmeyer
Name: Robert Rittelmeyer
Title: Vice President

BANK OF AMERICA, N.A., individually and as Lender, Swing Line Lender and L/C Issuer
By: /s/Jeanette Lu
Name: Jeanette Lu
Title: Vice President

SCHEDULE I
Reaffirmation Agreement Parties
BROCADE COMMUNICATION SYSTEMS, INC.
FOUNDRY NETWORKS, LLC
INRANGE TECHNOLOGIES CORPORATION
McDATA SERVICES CORPORATION
VYATTA, INC.